Exhibit 10.6

April 25, 2016

Darryl Roberts

[XXX]

[XXX]

Dear Darryl,

I would like to formally extend an offer of employment to you as Senior Vice President, Operations and General Manager, Richmond for Aziyo Biologics, Inc. (the “Company”). We believe that your skills, talent, and motivation will complement our team as we look to be the premier partner of regenerative medicine solutions. The basic terms and conditions of this revised offer of employment are set forth below.

Duties and Responsibilities

In your position as Senior Vice President, Operations and General Manager, Richmond you will report directly to me. This position is a key member of the Company’s leadership team and as such is involved in setting the Company’s long-term vision and short- term goals and objectives. Specifically, you will have responsibility for the Richmond, CA site including direct oversight of the Manufacturing, Quality, Donor Services, Materials and Facility teams.

This position requires you to work out of the Company’s Richmond, CA facility.

Your employment is subject to all Company personnel policies and procedures as they may be promulgated, adopted, revised, interpreted or deleted from time to time by the Company in its sole discretion.

Compensation

The salary for this exempt position is at the annual rate of $270,000, paid at the rate of $10,384.62 bi-weekly less deductions and withholdings as required by law, in accordance with the Company’s standard payroll procedures (“Annual Base Compensation”).

Bonus Plan

In your role as Senior Vice President, Operations and General Manager, Richmond, you may be eligible for a performance-based bonus in a manner consistent with similarly situated employees. This bonus will be based on your performance and that of the Company and will be awarded at the sole discretion of management, as approved by the Board of Directors. Your performance will be evaluated as part of the Company’s annual performance review process.

Aziyo Biologics, Inc.

880 Harbour Way S, Suite 100

Richmond, CA 94804

T: 855-416-0596

F: 510-307-9896

www.aziyobio.com

Stock Options

Pending Board of Directors approval, the Company will grant you stock options to purchase 150,000 shares of the Company’s common stock (“Stock Options”) with an exercise price equal to the fair market value of the Company’s common stock on the date of such grant. The definitive terms of the Company’s Equity Incentive Plan and the terms and conditions related to your stock option grant (including the number of options, exercise price for such options, the vesting schedule and eligibility criteria) are subject to Board of Director’s approval and will be communicated to you formally in a Equity Incentive Plan Document, which you should expect to receive as soon as administratively possible following your start date with the Company and Board of Directors approval.

Employee Benefits

You will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during your employment. At this time, the Company provides medical, dental and vision benefit plans, a 401(k) retirement plan with a company match after a year of service, life insurance and short and long-term disability insurance coverage. Specific information on the Company’s benefits programs will be provided to you separately. Enrollment in the Company’s benefits programs for which you are eligible must be completed within the first 30 days of your employment.

You will also be eligible to receive vacation and sick time as defined by the Company’s time off policy. In addition, the Company offers 7 paid Company- designated holidays per year.

Relocation

In order to assist in your relocation to the Richmond, CA area, you are eligible to receive reimbursement of up to $100,000 for relocation expenses upon submission of appropriate expense documentation in accordance with the Company’s business expense reimbursement policies. Allowable expenses include shipment of household goods, security deposit and/or closing costs for a new home, and temporary housing. All allowable expenses will be reimbursed upon submission and approval of original receipts.

Should you decide to commute to the Richmond, CA area instead of formally relocating, you may use the relocation allotment of $100,000 for housing and travel to and from your home location. If you later decide to formally relocate, you will have the remaining balance of the $100,000 to spend on relocation expenses. For the avoidance of doubt, should you spend $30,000 on the first year of temporary housing/ travel, and then decide to formally relocate to the Richmond, CA area, you will have up to the remaining $70,000 to spend on your relocation.

Aziyo Biologics, Inc.

880 Harbour Way S, Suite 100

Richmond, CA 94804

T:855-416-0596

F:510-307-9896

www.aziyobio.com

As this relocation allowance represents a significant commitment from the Company to you, should your personal circumstances change and you decide to resign from your position at Aziyo Biologics a 90- day notice period will be required. Should you fail to provide a 90-day notice period, you will be required to repay the Company all monies spend on your relocation.

Severance

Should you be terminated by the Company, other than for Cause, you will receive severance in an amount equal to twelve (12) weeks base pay, at the rate in effect at the time of your separation, payable in the same manner_as regular payroll checks in bi-weekly payments. Severance is contingent upon your execution of the Company’s standard Separation and Release Agreement and will payable upon expiration of the twenty-one (21) day revocation period.

“Cause” means: (A) Executive performing his duties, in the good faith opinion of the CEO, in a grossly negligent or reckless manner or with willful malfeasance; (B) Executive exhibiting habitual drunkenness or engaging in substance abuse; (C) Executive committing any material violation of any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) or any material violation of any Company policy; (D) Executive willfully failing or refusing to perform in the usual manner at the usual time those duties which he regularly and routinely performs in connection with the business of the Company or such other duties reasonably related to the capacity in which he is employed hereunder which may be assigned to him by the CEO (E) Executive performing any material action when specifically and reasonably instructed not to do so by the CEO; (F) Executive breaching the Confidentiality and Proprietary Rights Agreement for which the Executive signed at the start of his employment; (G) Executive committing any fraud or using or appropriating for his personal use or benefit any funds, properties or opportunities of the Company not authorized by the CEO to be so used or appropriated; or (H) Executive being convicted of any felony or any other crime related to his employment or involving moral turpitude. The Company shall not be entitled to terminate Executive for Cause unless the Company provides written notice stating in reasonable detail the basis for termination and a fifteen (15) day opportunity to cure to Executive (unless (1) the Company reasonably determines that providing such opportunity to cure to Executive is reasonably likely to have a material adverse effect on its business, financial condition, results of operations, prospects or assets, (2) the facts and circumstances underlying such termination are not able to be cured or (3) the Company has previously provided Executive an opportunity to cure the applicable issue; in the case of (1), (2) or (3), the Company may terminate Executive without providing an opportunity to cure).

Aziyo Biologics, Inc.

880 Harbour Way S, Suite 100

Richmond, CA 94804

T:855-416-0596

F:510-307-9896

www.aziyobio.com

Employment

Your employment with the Company will be “at will” which means that either you or the Company may terminate your employment at any time for any reason with or without cause. The “at will” nature of your employment may not be changed, except as put in writing by me. You agree and understand that you are not entitled to, and have not been promised, any employment, position, compensation, benefits or payments of any kind, or any other terms of employment, that are not specifically stated in this offer letter or the documents referred to herein.

Contingencies and Conditions Precedent

Your employment is contingent upon:

•	Accepting and returning a signed original of this Offer Letter within three (3) days of receipt.

•	Verifying your legal authorization to work in the United States pursuant to the Immigration Reform and Control Act. In order to comply with this legal obligation, we must complete an Employment Eligibility Verification Form I-9 within three days of your start date.

•	The successful completion of required onboarding documents and pre-employment background and drug screening (if applicable).

•	Your review, execution and delivery of a Confidentiality and Proprietary Rights Assignment Agreement prior to your first day of employment.

By signing this letter, you acknowledge that the terms described in this letter, together with the necessary Confidentiality and Proprietary Rights Assignment Agreement, set forth the entire understanding between us and supersede any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained therein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries and bonuses, incentive compensation, equity incentive plans, benefits, job titles, locations, duties, responsibilities and reporting relationships. By signing this letter, you represent that (a) you have never been convicted of any criminal offense; (b) you are not subject to any legal or contractual obligation that could prevent you from undertaking or performing the functions described herein; (c) you will not, in connection with your employment by the Company, use or disclose to any employee or representative of the Company any confidential, proprietary and/or trade secret information that you obtained during any prior employment; and (d) you will fully abide by all ongoing obligations (of confidentiality or otherwise) to all prior employers.

If these terms are acceptable to you, please sign below and return to Jennifer Barretta, Human Resources by April 28nd. We expect your start date with the Company to be Monday, May 2nd.

Aziyo Biologics, Inc.

880 Harbour Way S, Suite 100

Richmond, CA 94804

T:855-416-0596

F:510-307-9896

www.aziyobio.com

We look forward to welcoming you to the Aziyo Biologics team!

Sincerely,

/s/ Lode Debrabandere

Lode Debrabandere
Chief Executive Officer
Aziyo Biologics

My signature below denotes my acceptance of the offer of employment with the terms and conditions as described above.

/s/ Darryl Roberts	April 27, 2016
Darryl Roberts	Date

Aziyo Biologics, Inc.

880 Harbour Way S, Suite 100

Richmond, CA 94804

T:855-416-0596

F:510-307-9896

www.aziyobio.com